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                                   EXHIBIT 8.1


June 15, 1998



Anchor Financial Corporation
2002 Oak Street
Myrtle Beach, SC  29577

ComSouth Bankshares, Inc.
1136 Washington Street
Columbia, SC  29201

Re:   Proposed Merger of ComSouth Bankshares, Inc.
         with and into Anchor Financial Corporation

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences resulting from the proposed merger of ComSouth Bankshares, Inc. ("ComSouth"), a South Carolina corporation, with and into Anchor Financial Corporation ("Anchor"), a South Carolina corporation, as set forth and more fully described in the Agreement and Plan of Merger between Anchor and ComSouth, dated April 14, 1998 (the "Agreement"), including the exhibits attached thereto.

We have acted as special counsel to Anchor with respect to the proposed merger of ComSouth into Anchor (the "Merger"). In this capacity and for purposes of rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have examined such documents as we have deemed appropriate, including (i) the Agreement, (ii) the Registration Statement on Form S-4 filed by Anchor (the "Registration Statement") pursuant to which Anchor is issuing additional shares of its common stock, no par value, to the stockholders of ComSouth pursuant to the Merger, which includes the Joint Proxy Statement/Prospectus for the Anchor Special Meeting and the ComSouth Special Meeting, and (iii) such additional documents as we have considered relevant. All terms used herein shall, except where the context otherwise indicates, be deemed to have the meanings assigned to such terms in the Agreement and Registration Statement.

In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies are accurate reproductions of the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

In reaching our opinion, we have relied on certain representations made by the management of Anchor and ComSouth, including the representations, warranties and covenants in the Agreement, and have examined such documents, records and other instruments as we have deemed necessary or appropriate, including, without limitation, the Agreement and the Registration Statement. We have assumed that Anchor and ComSouth have been previously and will be in the future maintained and operated in conformance with the laws of the State of South Carolina and the United States and the terms of the aforementioned documents.

Anchor is a registered bank holding company organized and existing under the laws of the State of South Carolina. Anchor has authorized capital stock consisting of 10,000,000 shares of common stock, no par value ("Anchor Common Stock"), of which 3,894,118 shares of Anchor Common Stock are issued and outstanding and of which 388,784 shares of Anchor Common Stock are subject to outstanding options as of June 1, 1998.

ComSouth is a registered bank holding company organized and existing under the laws of the State of South Carolina. ComSouth has authorized capital stock consisting of 75,000,000 shares of common stock, no par value ("ComSouth Common


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Stock")  and  50,000,000  shares of  preferred  stock and  50,000,000  shares of special stock. No shares of the preferred stock or the special stock are issued. As of June 10, 1998, 2,342,683 shares of ComSouth Common Stock are issued and outstanding and 212,891 shares of ComSouth Common Stock are subject to options.

Other than as noted above, there are no outstanding securities or obligations which are convertible into shares of stock or options, rights, calls or any other commitments of any nature relating to the unissued shares of Anchor Common Stock or ComSouth Common Stock.

Subject to the terms and conditions of the Agreement, at the Effective Date of the Merger, the following transactions will be consummated:

1.       ComSouth  shall be  merged  with and into  Anchor  in  accordance  with
         Section 33-11-101 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the "South Carolina Law"), whereby each share of Comsouth Common Stock, no par value, issued and outstanding, other than shares whose holders have perfected their rights to dissent from the Merger and shares held by Anchor, shall be converted into and exchanged for .75 share of newly issued Anchor Common Stock, no par value (the "Exchange Ratio"). Anchor shall survive the Merger and continue to be governed by the laws of the State of South Carolina. The former stockholders of ComSouth shall become stockholders of Anchor. No fractional shares of Anchor Common Stock will be issued. The former ComSouth stockholders entitled to fractional shares of Anchor Common Stock shall be paid cash by Anchor in lieu of any fractional share interest, the value of which shall be computed based on the last sale price of Anchor Common Stock on The Nasdaq Stock Market (as reported by The Wall Street Journal, or if not reported thereby, by another authoritative source selected by Anchor) on the last trading day immediately preceding the ComSouth Effective Date. At the Effective Date, all rights with respect to ComSouth Options outstanding, whether or not exercisable, shall be converted into and become rights with respect to Anchor Common Stock, with an adjustment based on the above stated Exchange Ratio for the Merger, and Anchor shall assume each ComSouth Option, in accordance with the terms of the applicable ComSouth option plans and agreements by which such ComSouth Options are evidenced on substantially the same terms and conditions. Each of the shares of ComSouth Common Stock held by Anchor shall be canceled and retired at the Effective Date and no consideration shall be issued in exchange therefor. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the Boards of Directors of ComSouth and Anchor.

2. The Merger is subject to various conditions, including, among others, approval by the holders of record of two-thirds of the outstanding Anchor Common Stock at the Anchor Special Meeting, approval by the holders of record of two-thirds of the outstanding ComSouth Common Stock at the ComSouth Special Meeting, approval by all applicable regulatory authorities, and that no more than 6% of the shares of ComSouth Common Stock outstanding will be surrendered for cash by dissenters.

This opinion is conditioned on the following assumptions and representations being made by management of Anchor and ComSouth in connection with the Merger transaction at or before the Effective Date:

1. The Merger shall be consummated pursuant to and in accordance with the Agreement which represents the entire understanding of Anchor and ComSouth with respect to the Merger.

2. The fair market value of newly issued Anchor Common Stock, no par value, and other consideration to be received by ComSouth stockholders will be, in each instance, approximately equal to the fair market value of the ComSouth Common Stock to be surrendered in exchange therefore.

3. After consummation of the Merger transaction, Anchor will continue its historical business in a substantially unchanged manner.



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4.       There is no plan or intention on the part of the ComSouth  stockholders who own five percent (5%) or more of the shares of ComSouth Common Stock, and to the best of the knowledge of the management of ComSouth, there is no plan or intention on the part of the remaining ComSouth stockholders to sell, exchange, or otherwise dispose of a number of shares of Anchor Common Stock to be received in the proposed Merger that would reduce their holdings in Anchor Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Date of less than fifty percent (50%) of the total value of all shares of ComSouth Common Stock outstanding immediately prior to the Effective Date. For purposes of this assumption, shares of ComSouth Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Anchor Common Stock will be treated as outstanding ComSouth Common Stock as of the Effective Date. Moreover, shares of ComSouth Common Stock and shares of Anchor Common Stock held by ComSouth stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

5. Anchor has no plan or intention to redeem or otherwise reacquire any of its shares of Anchor Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Anchor is not aware of the identity of any seller.

6. Anchor has no plan or intention to sell or otherwise dispose of any of the assets of ComSouth acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
         Section 368 (a)(2)(C) of the Code, and except that as soon as practical following the Merger, Anchor will cause Bank of Columbia, N.A. and Bank of Charleston, N.A., wholly-owned subsidiaries of ComSouth, to be merged with and into The Anchor Bank, the wholly-owned banking subsidiary of Anchor.

7. Anchor stockholders who perfect their rights to dissent from the Merger in accordance with Section 33-13-101 et seq. of the South Carolina Law shall be paid the value for shares of Anchor Common Stock. The value to be paid shall be determined in accordance with South Carolina Law.

8. ComSouth stockholders who perfect their rights to dissent from the Merger in accordance with Section 33-13-101 et seq. of the South Carolina Law shall be paid the value for shares of ComSouth Common Stock. The value to be paid shall be determined in accordance with South Carolina Law.

9. The liabilities of ComSouth assumed by Anchor and the liabilities to which the transferred assets of ComSouth are subject were incurred by ComSouth in the ordinary course of its business.

10. Following the transaction, Anchor will continue the historic business of ComSouth or use a significant portion of ComSouth's historic business assets in its business.

11. Each party to the Agreement will pay its own expenses incurred in connection with the Merger, including the cost of soliciting proxies for the Anchor Special Meeting and the ComSouth Special Meeting and printing costs and expenses incurred in connection with the Joint Proxy Statement/Prospectus, except that Anchor shall pay the filing fees payable in connection with the Registration Statement of which the Joint Proxy Statement/Prospectus forms a part. In the event that the Merger is not consummated for any reason, Anchor and ComSouth each have agreed to pay the expenses arising from the negotiation and preparation of, and filings and solicitations with respect to, the Agreement and the transactions contemplated by such Agreement.

12. There is no intercorporate indebtedness existing between Anchor or any of its affiliates and ComSouth or any of its affiliates that was issued, acquired, or will be settled at a discount.

13.      Neither  Anchor nor ComSouth is an  "investment  company" as defined in
         Section 368(a)(2)(F)(iii) and (iv) of the Code.


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14.      ComSouth is not under the jurisdiction of a court in a case under Title
         11 of the United  States  Code or similar  case  within the  meaning of
         Section 368(a)(3)(A) of the Code.

15. Both the fair market value and the total adjusted basis of the assets of ComSouth transferred to Anchor will equal or exceed the sum of the liabilities assumed by Anchor, plus the amount of the liabilities, if any, to which the transferred assets are subject.

16. None of the compensation received by any stockholder-employee of ComSouth will be separate consideration for, or allocable to, any of his or her shares of ComSouth Common Stock; none of the shares of Anchor Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's- length for similar services.

17. The payment of cash to ComSouth stockholders in lieu of fractional shares of Anchor Common Stock was not separately bargained for consideration and is being made solely for the purpose of saving Anchor the expense and inconvenience of issuing fractional shares.

18. ComSouth has not owned during the past five years, any shares of Anchor Common Stock.

Based solely on the information submitted and on the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Anchor and ComSouth are true and correct at the time of the consummation of the Merger, our opinion is as follows:

1. Provided the proposed Merger of ComSouth with and into Anchor qualifies as a statutory merger under South Carolina Law, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Anchor and ComSouth will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized to ComSouth stockholders upon the exchange of ComSouth Common Stock solely for Anchor Common Stock (Section 354(a)(1) of the Code).

3. The tax basis of the Anchor Common Stock received by the ComSouth stockholders will be the same as the basis of the ComSouth Common Stock surrendered in exchange therefore (Section 358(a)(1) of the Code).

4. The holding period of the Anchor Common Stock received by the stockholders of ComSouth will include the period during which ComSouth Common Stock surrendered therefore was held, provided the stock of ComSouth is a capital asset in the hands of the stockholders of ComSouth on the date of the exchange (Section 1223(1) of the Code).

5. The payment of cash to ComSouth stockholders in lieu of fractional share interests of Anchor Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then redeemed by Anchor in payment of and in exchange for the shares, as provided for in Section 302(a) of the Code, depending on the attribution rules of Section 318 of the Code. Assuming a stockholder's stock is a capital asset, a stockholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted basis in the fractional share interest.

6. Where a dissenting stockholder of ComSouth or Anchor receives cash in exchange for his or her ComSouth Common Stock, or Anchor Common Stock, as applicable, such cash will be treated as having been received by the stockholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code.



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No opinion is expressed about the tax treatment of the Merger  transaction under other provisions of the Code and regulations or about the federal income tax or state income tax treatment of any condition existing at the time of or other tax consequences resulting from the Merger transaction that are not specifically covered above. This opinion is addressed only to you and concerns only the transaction described above. This opinion may be relied upon only by you.

We consent to the inclusion of this opinion in the Registration Statement on Form S-4 of Anchor relating to the Merger and the reference to our firm under the caption "Legal Matters" and the caption "Material Federal Income Tax
Consequences of the Merger" in the Joint Proxy Statement/Prospectus which is part of the Registration Statement.

Very Truly Yours,

GERRISH & McCREARY, P.C.